Exhibit 99.1

24/7 Real Media

24/7 REAL MEDIA REPORTS STRONG RESULTS FOR SECOND QUARTER OF 2004;
PRO FORMA EPS OF $0.02 AND GAAP EPS OF $0.04

Second Quarter 2004 Highlights

•                  Revenue climbed 61.3% from same quarter last year and grew 12.7% sequentially from 1Q04;

•                  Pro forma operating income of $0.02 per share, up from a pro forma operating loss of $0.01 per share in the year earlier quarter; and

•                  GAAP earnings of $0.04 per share, positively affected by a legal settlement, compared to a loss of $0.31 per share in the year-earlier quarter.

NEW YORK — August 5, 2004 — 24/7 Real Media, Inc. (Nasdaq: TFSM), a pioneer in interactive marketing and technology, today announced that revenue for the second quarter, ended June 30, climbed 61.3% to $19.6 million from the $12.2 million reported in the same period in 2003 and rose 12.7% sequentially from the $17.4 million reported in the first quarter of 2004.

Pro forma operating income for the second quarter of 2004 was $680,000, or $0.02 per share, up from a pro forma operating loss of $175,000, or $0.01 per share, for the same period a year ago.  On a GAAP basis, net income for the second quarter of 2004 was $1.5 million, or $0.04 per share, compared to net loss of $4.4 million, or $0.31 per share, for the second quarter of 2003.  GAAP net income includes a gain of $2.9 million from a legal settlement with chinadotcom corporation.  A reconciliation of pro forma operating income/loss and GAAP operating income is included in the financial exhibits accompanying this release.

David J. Moore, chairman and chief executive officer of 24/7 Real Media, said: “Business momentum continues to be strong within a growing Internet advertising marketplace.  24/7 Real Media continues to gain market share across product lines and regions, with the 24/7 Web Alliance and 24/7 Technology posting impressive revenue increases.  We are laying the foundation to benefit from the continued strong growth in online advertising, and we expect to reap the benefits of the operational leverage inherent in our business model.”

Six Months, Ended June 30, 2004

For the six months, ended June 30, 2004, revenue rose 54.2% to $37.0 million from $24.0 million in the first half of 2003.  Gross profit climbed 37.6% to $15.3 million for the period, from $11.2 million in the first half of 2003.

The pro forma operating income was $0.9 million in the first half compared to a loss of $1.0 million in the same period a year ago.  As a result, the pro forma operating income was $0.02 per share compared to an operating loss of $0.07 per share in the first half of 2003.  GAAP net income was $1.0 million, or $0.03 per share, in the first half of 2004, compared to a net loss of $6.9 million, or $0.50 per share, in the first half of 2003.

The Company has $52.5 million in cash and cash equivalents on the balance sheet, as of June 30, 2004.

877.247.2477 . . . . .www.247realmedia.com

Second Quarter 2004 - Segment Overview

Integrated Media Solutions revenue, which includes revenue from the 24/7 Web Alliance, 24/7 Search and other media services, climbed 78.1% to $14.9 million in the second quarter 2004, from $8.4 million in the same quarter in 2003.  Gross margins for Integrated Media Solutions improved to 29.6% from 27.6% in the first quarter of 2004, owing primarily to continued efforts to improve margins within the 24/7 Search business.

Within this segment, 24/7 Web Alliance operations grew 120.2% to $12.1 million from $5.5 million in the same quarter of 2003 and sequentially grew 24.4% from $9.7 million in the first quarter of 2004.  The number of ad impressions delivered grew to 14.3 billion from 6.2 billion in the same period of 2003.  The Company continued to establish new relationships with branded publishers during the second quarter and saw strength in both the number and diversity of advertisers on the 24/7 Web Alliance.

24/7 Search generated $2.5 million of revenue in the period versus $2.3 million in the same quarter of 2003 and $3.0 million in the first quarter of 2004.  During the quarter, the Company successfully managed 24/7 Search operations to focus upon higher-margin revenues.  24/7 Search revenues, and year over year comparisons, continue to reflect adjustments in the paid inclusion and bid-for-placement strategies of the Company’s largest distribution partners.

Technology Solutions revenue climbed 24.2% to $4.7 million in the period, from $3.8 million in the same quarter of 2003, and gained 8.4% sequentially from the $4.3 million reported in the first quarter of 2004.

Revenue from hosted products, including Open AdStream® Central, Open Advertiser™ and Insight XE, which is distributed from the Company’s centrally hosted servers, grew strongly.  Several significant new client wins globally contributed to the robust growth.  The Company’s hosted solutions delivered 22.9 billion paid impressions and page views in the period, up from 11.9 billion in the second quarter of 2003.  Technology Solutions gross margins remained steady at 81.3% compared to gross margins of 81.1% during the first quarter of 2004.

During the second quarter, 24/7 Real Media added a number of Open AdStream customers, including Register.com, Gigex, Fresh Direct and The Onion in the U.S., Verlagsgesellschaft in Europe and BuddyBuddy in Korea.  The Company also signed several clients, including current Open AdStream customers’ Investors.com and French client SWITCH, to its Insight XE Web analytics solution.

Guidance

The Company expects third quarter revenue to be between $19.5 million and $20.5 million, the mid-point of which represents an increase of 66.7% from third quarter 2003 revenue of $12.0 million.  The Company notes that its third quarter revenues traditionally show little growth over second quarter revenues as a result of seasonality factors.  The Company expects diluted pro forma operating income per share in the third quarter of 2004 to be between $0.00 and $0.01 per share.  Pro forma operating income per share in the third quarter is likely to be affected by one-time costs associated with Sarbanes-Oxley compliance efforts.  Total costs associated with Sarbanes-Oxley compliance efforts are estimated to be $600,000–to-$750,000.

The Company expects fourth quarter revenue to be between $23.0 million and $25.0 million, the mid-point of which represents an increase of 82% from fourth quarter 2003 revenue of $13.2 million.  The Company expects diluted pro forma operating income per share in the fourth quarter of 2004 to be between $0.02 per share and $0.04 per share.

The Company’s 2004 revenue guidance for the year as a whole is in the range of $80 million to $82 million, the mid-point of which represents an increase of 65% from 2003’s revenue of $49.2 million.  The pro forma per share earnings guidance for the year as a whole is $0.04 to $0.07.

In conjunction with this release, a conference call will be held at 5:00 p.m. EST today to discuss these results.  The call will be broadcast live over the Internet at www.247realmedia.com.  Please allow extra time to visit our Web site prior to the call and download the streaming media software required to listen to the Internet broadcast.  The online replay of the broadcast should be available within two hours following the live call and will be available for three weeks.

About 24/7 Real Media, Inc.

24/7 Real Media, a pioneer in interactive marketing and technology, targets and delivers audiences for publishers and marketers.  Our customers generate increased revenue and profits through media and search services, coupled with one seamless platform of serving, targeting, tracking and analytics technologies.  The company is headquartered in New York, with offices in other major U.S. cities, Canada, Europe and Asia. For more information, please visit www.247realmedia.com.  24/7 Real Media: Delivering Today. Defining Tomorrow.

Caution concerning forward-looking statements:

This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission. In addition, the following factors, among others, could cause actual results to differ materially from those described herein: enhanced competition, the potential for impairment of relationships with employees or major customers, loss of faith in Internet advertising, international risks, and other economic, business, competitive and/or regulatory factors affecting the businesses of 24/7 Real Media. All information in this release is as of August 5, 2004.  The Company is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

Investor Relations	Financial Media
Trúc N. Nguyen	Stan Froelich
VP, Investor Relations	VP, Media Relations
Stern & Co.	Stern & Co.
212-888-0044	212-888-0044
tnguyen@sternco.com	sfroelich@sternco.com

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24/7 REAL MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three months ended		Six months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
	(unaudited)		(unaudited)
Revenues:
Integrated media solutions	$14,891	$8,362	$27,930	$16,705
Technology solutions	4,706	3,788	9,048	7,269
Total revenues	19,597	12,150	36,978	23,974

Cost of revenues:
Integrated media solutions	10,487	5,084	19,928	10,594
Technology solutions	879	1,062	1,701	2,227
Total cost of revenues	11,366	6,146	21,629	12,821

Gross profit	8,231	6,004	15,349	11,153

Operating expenses:
Sales and marketing	3,893	3,227	7,209	6,371
General and administrative	3,019	2,776	6,001	5,698
Product development	1,095	755	2,146	1,342
Other expenses:
Amortization of intangible assets and deferred financing costs	1,414	661	2,202	1,308
Stock-based compensation	298	146	497	194
Restructuring costs	501	—	501	—
Total operating expenses	10,220	7,565	18,556	14,913
Operating loss	(1,989)	(1,561)	(3,207)	(3,760)

Interest expense, net	(96)	(56)	(278)	(147)
Change in fair value of warrant liability	881	—	1,809	—
Gain on legal settlement	2,896	—	2,896	—
Other income (expense), net	(69)	(834)	111	(834)

Income (loss) before provision for income taxes	1,623	(2,451)	1,331	(4,741)

Provision for income taxes	32	33	132	40

Net income (loss)	1,591	(2,484)	1,199	(4,781)

Dividends on preferred stock	(104)	(158)	(222)	(287)
Preferred stock conversion discount	—	(1,780)	—	(1,780)
Net income (loss) attributable to common stockholders	$1,487	$(4,422)	$977	$(6,848)

24/7 REAL MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three months ended		Six months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
	(unaudited)		(unaudited)

Basic net income (loss) attributable to common stockholders per share	$0.04	$(0.31)	$0.03	$(0.50)

Weighted average shares used in basic per share calculation	34,054,489	14,475,512	29,836,259	13,689,656

Diluted net income (loss) attributable to common stockholders per share	$0.04	$(0.31)	$0.03	$(0.50)

Weighted average shares used in diluted per share calculation	43,886,508	14,475,512	39,845,899	13,689,656

Pro forma:
Operating income (loss) (a)	680	(175)	938	(1,020)

Diluted operating income (loss) per share	$0.02	$(0.01)	$0.02	$(0.07)

(a)  Pro forma operating income (loss) excludes certain other expenses computed as follows:

Operating loss	$(1,989)	$(1,561)	$(3,207)	$(3,760)
Excluding:
Amortization of intangible assets and deferred financing costs	1,414	661	2,202	1,308
Stock-based compensation	298	146	497	194
Restructuring costs	501	—	501	—
Depreciation	456	579	945	1,238
Pro forma operating income (loss)	$680	$(175)	$938	$(1,020)

24/7 REAL MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited, in thousands)

	June 30, 2004	December 31, 2003

Cash	$52,511	$21,645
Accounts receivable	19,888	11,603
Total current assets	77,119	34,917
Total assets	107,118	46,180
Accounts payable and accrued liabilities	23,790	16,352
Deferred revenue	2,837	2,544
Total current liabilities	26,627	18,896
Long term debt	13,625	13,320
Total liabilities	41,311	36,143
Total stockholders’ equity	65,807	10,037